Exhibit 99.1

The Mosaic Co.	MOS	Q1 2014 Earnings Call	May 6, 2014
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PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President & Head-Investor Relations, The Mosaic Co.

James T. Prokopanko – President, Chief Executive Officer & Director, The Mosaic Co.

Lawrence W. Stranghoener – Chief Financial Officer & Executive Vice President, The Mosaic Co.

Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.

Mike Rahm – Vice President-Market Analysis & Strategic Planning, The Mosaic Co.

James O’Rourke – Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.

Other Participants

P.J. Juvekar – Analyst, Citigroup Global Markets Inc. (Broker)

Kevin W. McCarthy – Analyst, Bank of America Merrill Lynch

Matthew James Korn – Analyst, Barclays Capital, Inc.

Joel D. Jackson – Analyst, BMO Capital Markets (Canada)

Adam Samuelson – Analyst, Goldman Sachs & Co.

Ben Isaacson – Analyst, Scotia Capital Markets

Vincent Andrews – Analyst, Morgan Stanley & Co. LLC

Jeffrey Zekauskas – Analyst, JPMorgan Securities LLC

Mark W. Connelly – Analyst, CLSA Americas LLC

Jacob Bout – Analyst, CIBC World Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s First Quarter 2014 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President Investor Relations of The Mosaic Company. Ms. Gagnon, please go ahead.

Laura C. Gagnon, Vice President Investor Relations

Thank you, and welcome to our first quarter 2014 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer; and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and our views on current and future market conditions. Larry will provide an update on our capital management and share insights into our future expectations. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, May 6, 2014, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in these forward-looking

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statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now, I’d like to turn it over to Jim.

James T. Prokopanko, President and Chief Executive Officer

Good morning. Thank you for joining our first quarter earnings discussion. I would like to start by expressing my gratitude to all of you who have wished me well. I have been overwhelmed by the outpouring of support, and I can tell you that the encouragement I received from so many people in and around this industry has lifted my spirits as I undergo treatment. I continue to feel fit and well, and have no other updates on my health today. We will be sure to keep you apprised if anything changes.

Now, let’s get to our results. Here is what I’d like you to take away from today’s call; first, the business environment remains challenging; second, we at Mosaic are focused on what we can control and we continue to make great progress, both strategic and financial; finally, our future remains extremely bright. The combination of increased crop nutrient affordability and weather-driven supply uncertainty significantly increased distributors’ willingness to take price risk. This demand strength, combined with previously positioned product, resulted in strong North American sales volumes, in spite of the well-known weather-related logistical challenges.

In Canada, the extremely cold and stormy winter delayed many rail shipments, a condition exacerbated by a shortage of locomotives and a congested system due to increasing grain and commodity volumes. As a result, our international volumes were low and we faced short-term containment issues in Canada.

We continue to see divergent trends in our two nutrients. In phosphates, the price rally that began in earnest late last year continued into the first quarter, with average selling prices in the quarter reaching $414 per tonne. Producer margins expanded from unsustainable lower levels. Logistics challenges faced by some of our global competitors, and strong demand, fueled the increases. We are beginning to see prices leveling off, a seasonal impact as we move through the North American spring, with the second half outlook expected to be a function of several factors, notably a rebound in Indian demand and the impact of Chinese exports.

In this environment, we are very well-positioned in the best quartile of the cost curve, with a distinctive large and growing premium product offering. In Potash, shipment volumes remain behind plan. With one month behind us in the second quarter, we are continuing to ship at maximum current logistical capacity. Potash prices remain near the floor established at the end of 2013, as supply and demand remain relatively balanced. We see upside potential, as these relatively low prices could drive even higher demand in the second half of 2014. Our product and geographic diversification is benefiting us as we adapt and manage through these challenges.

A quick note on economics. I keep insisting that economics, fundamental economics, will prevail. As I said, there are many factors influencing the price of potash and phosphates, from weather to politics to fluctuating currencies and other events. In the end, the markets set the price. And in a commodity business like the fertilizer industry, temporary strategies to pursue higher volumes at the expense of profit maximization may indeed change market shares in the short term, but do little to alter the long-term economics of the business. We’re seeing that truth borne out yet again in 2014.

Despite the challenges and opportunities created by the external conditions, Mosaic delivered another solid quarter, with prices and volumes for both phosphate and potash coming comfortably close to our expectations. For the quarter, we generated operating earnings of $267 million on revenues of $2 billion. We generated $627 million in cash flows during the quarter, as a result of

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earnings and lower working capital, driven by converting product positioned in North American warehouses to revenue and cash.

At Mosaic, we continue to monitor and adapt to the environment. But we are focused on the things we can control. We continue to make excellent progress delivering on the commitments we’ve made to you and our other stakeholders. We closed our phosphate acquisition in Florida, and integration is moving along well. Larry will provide more detail on this shortly.

We announced an agreement to acquire ADM’s Brazil fertilizer distribution business for $350 million, including $150 million of working capital. The acquisition, which complements approximately $100 million in expansion projects already underway, would increase our distribution capacity in Brazil from 4 million tonnes to 6 million tonnes, the majority of which are potash and phosphate.

Growing our Brazilian distribution business is one of our key strategic initiatives for good reason. Plant nutrient use in Brazil has increased nearly 7% per year during the last five years, and shipments are off to another fast start this year. Year-over-year, total shipments were up 11%, and phosphate and potash imports were up 77% and 48%, respectively, in the first quarter.

Our previously announced projects are proceeding as planned. The Esterhazy K3 mine shafts are both more than 1,000 feet below surface, and they’re successfully making their way through a major water formation, and construction is underway on the phosphate joint venture in Saudi Arabia.

We made still more progress towards achieving our balance sheet targets by repurchasing $1.7 billion of stock in the quarter. In the four months after we were first able to repurchase shares beginning last November, we’ve repurchased, or committed to repurchase, 52 million shares. That’s over 12% of our shares outstanding. We have transformed our balance sheet and put billions of dollars of capital to work. This is another topic Larry will cover.

We reached the decision to expand our MicroEssentials® capacity to 3.5 million tonnes annually. We will convert part of our New Wales plant to MicroEssentials production over the next year, adding 1.2 million tonnes of capacity. We have maintained a strong safety record and environmental performance, with a record low reportable injury rate during the quarter.

Our performance reflects our continuous improvement approach to operational excellence and the well-being of our people. And we are implementing concrete plans to save costs. While many of the decisions we’ve made have been difficult, we’re making the right moves to increase the efficiency of our operations at the same time that we’re taking substantial costs out of our corporate support functions.

Obviously, our acquisitions bring with them additional people and expenses, and we continue to see inflationary pressures. That said, we’re in the process of taking out one-half billion dollars of cost across Mosaic over the next five years, with a focus of maintaining our best quartile cost position in phosphates and improving our cost curve position in potash. These cost-saving initiatives will result in the elimination of more than 500 positions in the next 12 months. We will rely on attrition, elimination of contractors, and early retirements and regrettably, there are also the impacts to our employees in the form of targeted layoffs in 2014.

We achieved many strategic accomplishments in 2013, and we are not done yet. Our vision is for Mosaic to be the world’s leading crop nutrition company, and I believe we are positioned to be just that.

Now, I will ask Larry to address financial topics and provide our guidance. Before we take your questions, I’ll give you some thoughts on the markets and the quarters ahead. Larry?

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Lawrence W. Stranghoener, Chief Financial Officer & Executive Vice President

Thank you, Jim, and good morning all. This morning, I would like to cover four topics; first, our capital and balance sheet; second, the CF integration and our expectations for the acquisition; third, our financial results; and fourth, our guidance.

Let’s start with the balance sheet. As Jim said, we have made great progress. As recently as last fall, investors were clamoring for us to put our cash to use and eagerly awaiting the expiration of restrictions on our ability to repurchase shares. As of today, through several transactions, we have repurchased 42.4 million shares at a total cost of $2 billion, and have agreements to repurchase an additional 9.3 million shares by the end of July of this year. It’s worth repeating: in just four months, from the end of November 2013 to the end of March, we committed to repurchase 12% of the company’s outstanding shares, and we’ve maintained our $1 per year dividend.

All the while, we have funded $1.4 billion to purchase CF Industries’ phosphate business; we have begun funding our joint venture with Ma’aden; we committed $350 million to purchase ADM’s Brazilian and Paraguay fertilizer business; we plan to spend over $1 billion for sustaining capital and opportunity investments in 2014; and, we have set aside funds, over $600 million, to fulfill our asset retirement obligations.

In addition, we’re crafting a much better capital structure. We have issued $2 billion in low interest long-term debt and plan to draw down $800 million in term loans. My message is this, we told you we would put our cash to use and create an efficient balance sheet, and we’ve done so, by both growing the business and returning capital to investors.

Let me remind you, our capital priorities are: to maintain our ratings and financial flexibility, sustain our assets and our dividend, invest for organic growth, pursue external growth opportunities and, finally, return surplus capital to our shareholders.

We told you we would hit our stated balance sheet and liquidity targets by mid-2014, and we believe we will. We expect our leverage ratio, adjusted debt-to-EBITDA, to be well within the range we communicated to you last May, in the range of 1.5 - 2 to 1. Beyond 2014, subsequent capital returns will be a function of cash flow generation and available investment opportunities.

Now I’ll move on to the CF Industries phosphate business integration which, as Jim said, is proceeding according to plan. We welcomed about 700 new employees to Mosaic, and we are finding the cultural fit to be excellent. We share values and steadfast commitments to safety and environmental stewardship. Joc and I just spent two days visiting our new operations, and we’re most impressed with the quality of the facilities, and especially the quality and high engagement levels of our new employees.

Going forward, of course, our phosphate guidance will include CF results. It’s important to note that, for the second quarter, our margin on tonnes from the former CF facilities is expected to be close to zero. This is the result of acquisition accounting requirements mandating that inventory we purchased from CF is marked to market. This accounting rule has no impact on cash flows. We are on track to achieve or exceed the targets we have previously set for the acquisition, and of course, the EPS accretion is even greater, given we have repurchased shares since these targets were set.

Now, I’ll move on to our financial results for the quarter. The year-over-year decline in market prices and the beginning resurgence of demand are reflected in our results. And since Jim already covered market prices and volume drivers, I will focus on expenses. Comparisons to last year’s first calendar quarter for both operating segments and the corporate segment were impacted by the

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change in our fiscal year, as our annual equity performance award expenses were recorded in the quarter ended March 31.

In addition, as Jim mentioned, we have programs in place to remove approximately one-half billion dollars in costs across Mosaic over the next five years, and we plan to achieve that goal through operating efficiencies and labor savings.

To emphasize the importance of this, we have implemented a special equity incentive tied to achievement of aggressive goals; this non-cash expense related to this award was also recorded in the quarter.

Finally, we also recorded higher other operating expenses related to these cost initiatives. Specifically, we recorded $6 million in the first quarter in our Potash segment for early retirement and severance costs.

In Phosphates, we experienced strong demand and good price momentum. The year-over-year decline in gross margin dollars reflects lower finished product prices, partially offset by lower raw material costs. Our gross margin rate in the segment was lower than expected, primarily due to a longer-than-anticipated lag time between pricing and delivery of our premium products.

In Potash, we were within our price and volume guidance ranges, despite the logistical challenges that impacted volumes, operating rate and gross margin rate. On a year-over-year basis, operating earnings declined to $166 million, down from $306 million. As you can clearly see from this slide, the lower sales prices had a significant effect on our earnings, only partially offset by higher sales volumes.

Finally, I’ll cover our near-term outlook and guidance for the second quarter of 2014. Our outlook is positive. In the near term, we expect modest margin expansion in Phosphates and stable operating rates in Potash. In the latter half of the year, we expect continuing improvements in business conditions. Of course, many unknowns will influence the environment, including U.S. crop plantings in progress, as well as demand from India and exports from China. Global demand prospects continue to look positive, bolstered by strong rallies in a wide array of agricultural and livestock prices during the first quarter.

We project that shipments of the main solid phosphate products will increase nearly 4% to a record 65.5 million tonnes this year. We have narrowed our forecast range from 64 million tonnes to 66 million tonnes to 65 million tonnes to 66 million tonnes. In the case of potash, we project that MOP shipments will rebound more than 7% to a record 57.4 million tonnes in 2014. We have also narrowed our forecast range from 57 million tonnes to 59 million tonnes to 57 million tonnes to 58 million tonnes. The slides in the appendix highlight the changes by region from our last forecast in February.

In Phosphates, sales volumes are expected to range from 3.1 million tonnes to 3.4 million tonnes for the second quarter, compared to 2.9 million tonnes in last year’s period. We expect our realized prices for DAP to range from $430 to $460 per tonne. Mosaic’s Phosphates operating rate is expected to be in the mid-80% range during the second quarter. The Phosphate segment gross margin rate in the quarter is expected to be in the high teens. The impact of the accounting requirement resulting in purchased finished goods inventory having no margin is expected to negatively impact gross margin by three percentage points.

In the second quarter, we expect Potash sales volumes to be in the range of 2.2 million tonnes to 2.5 million tonnes, compared with actual volumes of 2.4 million tonnes in the same period of last year. We expect average realized potash prices to be in the range of $250 to $275 per tonne, including a higher proportion of exports than reflected in the first quarter. The gross margin rate for the Potash segment is expected to be in the high 20% range. Our operating rate in Potash during

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the second quarter is expected to improve to the mid-80% range. We expect to continue to ship as fast as logistically feasible.

Our 2014 Canadian resource taxes and royalties expectations remain in the range of $120 million to $180 million. Expectations for full-year brine management expense is to continue to be around $200 million. Also, for full-year 2014, we estimate SG&A expenses to be approximately $400 million to $425 million, including cost savings initiatives and the impact of the CF Phosphates business acquisition.

Other expenses, for which we don’t historically provide guidance, will include severance and early-retirement related charges. As we did in the first quarter, we will include these as notable items as they occur. For the year, we estimate an effective tax rate, excluding discrete items, continuing in the mid to high 20% range, and capital expenditures and equity investments in the range of $1.2 billion to $1.4 billion, including investments in our Saudi joint venture.

With that, I will turn the call back to Jim for his concluding comments.

James T. Prokopanko, President and Chief Executive Officer

Thank you, Larry. We’ve seen a number of recent reports expressing weariness with the long-term fertilizer story; I think I get it. We talk in grandiose terms about the need for global food security, the ever-growing global population, the slow increase in new land dedicated to agriculture, and we talk about it all the time. The reports I’ve seen seem to imply we want to minimize the short-term challenges by diverting attention to long-term need.

And I will concede, I think I’ve made the statement that we manage Mosaic for the long-term on just about every quarterly earnings call over the past few years, but the skeptic will say that the long-term is like tomorrow, it never arrives. I’d like to address the skeptics with a few thoughts. First, as we’ve said many times, this is a cyclical business, with higher highs and higher lows as we move through time; that presents opportunity for all of us. Opportunity for strong companies to invest in the troughs, as Mosaic has done through this period, and opportunities for investors as the cycle turns. The tendency we all have is to project current conditions on the long-term, to think that the present trends in global agriculture, with commodity prices down, will continue in perpetuity.

History is not your friend if you hold this view. Yes, agriculture is volatile, but its long trend is upward. Second, the short-term, past and future, has been, and will be, far less dire than it’s been portrayed for global agriculture and for the fertilizer industry specifically. We remain solidly profitable at the lower end of the cycle. At Mosaic, we’ve generated consistently strong cash flows. We’ve used our balance sheet strength to make highly promising investments for the bright future ahead, and we returned significant capital to shareholders, all while generating good profits in tough times.

And a further note on the short-term. Farm economics, which lie at the heart of our business proposition, remain compelling today, particularly with corn prices back around $5 a bushel. The drop in commodity prices has been much discussed, and it has decreased farmers’ revenues. But at least as it relates to our business, the affordability of crop nutrients remains very compelling for farmers.

That brings me back to the long-term. Listen, we tell the food story all the time because we believe in it. Around the world, more people need to eat, more of them have the means to buy and consume protein, and little additional land is being devoted to production agriculture. And therein is the sweet spot for crop nutrition, sustainable intensification is essential to feed the world, and fertilizer, used correctly, is the most important means to that end. So what we have here, around

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the bottom of the cycle, is Mosaic generating solid profits and making big investments to achieve the tremendous promise of the future. That’s our story. It’s true, and it’s compelling.

One note before we take your questions. I’ve been deeply touched and humbled by the outpouring of good wishes for my health, from those of you on this call and elsewhere. If people argue that the financial markets crowd does not have a heart, I have proof to the contrary.

I would now appreciate if we can get straight to business with your questions. Thanks in advance for that. Operator, over to you.

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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the line of P.J. Juvekar from Citi. Your line is open.

<Q – P.J. Juvekar – Citigroup Global Markets Inc. (Broker)>: Yes, hi. Good morning. A question on potash. If you look at Russian rail shipments of potash to China, I think they’re down more than 40%. What impact do you think this has on the global supply-demand and pricing?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, P.J. Astute observation, something we’ve recognized ourselves. I’m going to just make a comment on that and then turn it over to Rick McLellan, our leader of our Commercial Group. We’ve seen that; I think we are now approaching one year since there have been some aggressive actions by the Eastern Europeans to build share in the marketplace. I think one year since they’ve made that decision, they’re finding that, and I made it in my comments, market shares may have increased, but when they look at their last quarterly statements, I don’t think anything is getting to the bottom line as a result of that, and in fact, I think it’s been negative to that. So I think people are starting to recognize that they got to be more thoughtful about, not just how much they sell, but what they earn in selling it, and that’s impacted some of our competitors’ willingness to go to market. Rick, would you like to add to that?

<A – Rick McLellan – The Mosaic Co.>: Yeah. Thanks, Jim. P.J., we just got back from a trip with Canpotex to China, and the rail shipments did come up when we were there. They’re down year-over-year 46%, and I don’t know whether that’s a function of weather-related, we’re not really sure. But the one thing we do know is that – is that the shipments by vessel are up, which frankly, for us being a vessel shipper, makes great sense. And we’re pleased about that. We think that over the year, we’re going to see rail shipments start to ramp back up into the northern part of China. But it bodes well for more tonnes being needed to be shipped in the second quarter – or in the second half. And I think that’s the piece, with the China change in rail, that will be helpful to the market, or constructive.

Operator: Our next question comes from the line of Kevin McCarthy from Bank of America Merrill Lynch. Your line is open.

<Q – Kevin McCarthy – Bank of America Merrill Lynch>: Yes. Good morning. I guess, two-part question. Can you speak to how you see the $500 million in cost savings flowing through over the next five years, and then similar question for the CF synergies of $40 million to $50 million, and perhaps you could touch on the second quarter impact, for each of those, that you anticipate?

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Good morning, Kevin. Welcome to the call. I’m going to ask Larry to help me out with detailing the timing of the $500 million. But this is something that – the $500 million – as we previously announced at our New York Investor Day in October. The point I want to make is, this has been a well thought-out plan, well detailed and considered. And in that context, at Mosaic, we pride ourselves in achieving what we say we’re going to achieve, whether it’s in strategy or operating performance. And I just want to stress that we are confident we are going to achieve those $500 million of savings. We’re really putting our shoulder to it. Look to achieve much of those savings earlier rather than later. And I’ll have Larry speak to the timing of that, as well as what we’re looking with the CF integration.

<A – Larry Stranghoener – The Mosaic Co.>: Yeah. Thanks, Jim. Kevin, as Jim said, this is part of a program we laid out at our Analyst Day meeting. We’re targeting $200 million plus in each of the operating units over the next five years. We’re targeting $50 million plus from Corporate over the next five years. As Jim noted, we’d hope to get – and expect to get the bulk of that over the first two to three years. Note that much of this program is intended to offset the effects of inflation. Particularly in Phosphates, we’re already at the very low end of the cost curve, and so the program

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there is intended to allow us to fully offset the effects of inflation and remain at the very low end of the cost curve.

In Potash, we’re currently on the wrong side of the median on the cost curve, we intend to get to the, the left side of median on the cost curve and so, there the desired effect is to offset the effects of inflation and then some. And in Corporate, as we’ve discussed with you in the past, we’ve recognized for some time we have an opportunity to do things more efficiently and more effectively, and we’ve gone about a program, that’s just being implemented as we speak, to get the kinds of savings that we’ve outlined.

On top of that, as you’ve noted, there will be significant synergy savings with CF. We’re delighted by what we’ve seen so far with CF and the opportunities that we have there, we expect to begin achieving meaningful synergy savings in calendar 2015, plus some of those will extend into 2016 and beyond. Note that, as a result of this, this is a multi-year program, one should not expect to see substantial savings in the current year, certainly not in the second quarter, but you will see these savings. Over time, it will allow us to remain a very cost-competitive player in this industry, and that’s our primary intention.

Operator: Our next question comes from the line of Matthew Korn from Barclays. Your line is open.

<Q – Matthew Korn – Barclays Capital, Inc.>: Good morning everybody. Jim, it’s good to hear you sound so great. I was looking at the progress of your potash shipment forecast, it was very interesting to see that Europe looks like it’s been a little bit lighter than expected, maybe Latin America and Brazil a little bit better. Could you discuss a little bit the reasons that those respective markets have been unfolding the way they have? And then, looking into the next year, if we’ve got conviction, if we’ve got belief that we’re going to get above, say, 60 million in tonnes, total shipments. Are the hopes really pinned on Brazil continuing the growth pace they’ve been on? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Matthew. Good to hear you, and thanks for your comments. Yes, there is a – Brazil is really a shining star, not just in potash, but phosphate as well; both our nutrients are really firing on all cylinders going into Brazil. I’m going to ask Mike to add his insights on what’s – how the world’s rebalancing in terms of potash demand. Mike?

<A – Mike Rahm – The Mosaic Co.>: Okay. Hey, good morning, Matthew. Yeah, let’s start with Brazil first. We’re projecting that imports in 2014 will be about 8.4 million tonnes, so up from about 7.6 million tonnes. So, Brazil certainly is the engine pulling this train. First quarter was fantastic. Imports were up 48%, 1.8 million tonnes versus 1.2 million tonnes a year ago. So, Brazil continues to be a shining star and we expect that, as we move into peak shipment months this summer, as they position product for their planting season, we’ll see an uptick in those shipments.

In terms of Europe and the FSU [Former Soviet Union], we’re not as close to that market, we tend to rely more on consultants for that. And just to give you some perspective, FERTECON is projecting that shipments in the European theater, defined as the former Soviet Union, Eastern Europe and Western Europe, they’re projecting a 1 million tonne increase in shipments, from 10.2 million tonnes to 11.2 million tonnes. We’ve tapered that down a little bit and expect shipments to increase from 10.2 million tonnes to about 10.8 million tonnes, about a 600,000 tonne increase.

I think some of the same fundamental drivers, in terms of decent commodity prices, very low pipeline, all come into play in that theater as well. And as you say, as we look ahead to 2015, our preliminary numbers begin with a six, so we expect that the same fundamentals that are in play today continue, in terms of very good farm economics, not only for the corn, soybeans and wheat, but if you look at things like palm oil, coffee, what-not, you’re looking at double-digit increases in those commodities, as well as commodities like fruits and vegetables that are very heavy potash

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users. So, I think there’s an unappreciated demand story out there developing, and we expect trends we’re seeing now to continue into 2015.

<A – Jim Prokopanko – The Mosaic Co.>: Matthew, I’m just going to add to that. The principal hole in the potash demand story comes down to two countries, India and China, and that’s where we’ve seen a lot – we haven’t seen the demand growth. In fact, we’ve seen retrenchment in demand. In the case of India, in both India and China, it’s not a matter of if the demand’s going to come back, it’s going to be when. Messages coming out of India, post this national election, is that there will be material reform to the subsidy program; we think that’s going to get corrected. The industry leaders in India believe that, the distributors believe it, and most of the senior government people, I’d say all the senior government we talk to, they understand it. They get that they have to reform the subsidy system; so we’ll see – with subsidy reform, we’ll see demand come back.

And in China, we’re optimistic about the second half, we see decent demand in this first half and, with virtually all their contracts, they have optional purchase agreements for the second half that it’s our view that they are going to exercise, so we’re going to see, unlike we saw last year, only half a year of demand from China, we expect a full 12 months of good demand from China, and see that market recovering.

Operator: Our next question comes from the line of Joel Jackson from BMO Capital. Your line is open.

<Q – Joel Jackson – BMO Capital Markets (Canada)>: Hi, good morning. If I look at some of your guidance for Q2, it seems that you’re suggesting that North American potash volumes might be flat in Q2 year-over-year, and then phosphate volumes in North America might be up significantly year-over-year. Maybe talk about some of the drivers for both of that; and also, if you see summer show pricing for potash reducing? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Joel. Welcome to the call. I’m going to just turn that right over to Rick McLellan, leader of our Commercial group. Rick?

<A – Rick McLellan – The Mosaic Co.>: Yeah. Thanks. As we look at the potash market and we look at our capabilities to deliver, we’re shipping into North America at, frankly, the maximum capacity we possibly can. We saw really good growth in the first quarter, 58% year-over-year growth, in the first quarter, into North America for shipments. And so, some of that has to taper off. In phosphates, it was the direct opposite. We saw both 17% increase, so we were – we had more phosphates to deliver to the market in the second quarter. So we think overall, potash will be relatively flat, and phosphates are going to grow, frankly, because we’re going to have the CF tonnes that weren’t included in our forecast previously.

As far as field potash programs, the price increase that we’ve got in place is holding and frankly, I think, with the issues that North American dealers have seen with rail performance, they’re not going to wait to depend on the rail lines to improve. They’re going to get product into place in the summer. And frankly, it looks that, if – at worst we see the price staying stable, and frankly, there are opportunities for it to move higher.

Operator: Our next question comes from the line of Adam Samuelson from Goldman Sachs. Your line is open.

<Q – Adam Samuelson – Goldman Sachs & Co.>: Good morning, everyone. Maybe some questions on Potash utilization and gross margins. I think, in 2Q, you’re expecting gross margins to be basically flat quarter-on-quarter, despite utilization moving up to 85% from 70% in 1Q. Maybe help explain that and, along the same lines, I think the guidance for 1Q was utilization in the mid-80%s and you only came in at 70%. So, can you just explain how – what happened on the production side, was that logistics and weather, or anything else?

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<A – Jim Prokopanko – The Mosaic Co.>: Okay. Thanks, Adam. We’re going to have Joc O’Rourke address what’s happening with those shipment numbers that you’re asking about.

<A – Joc O’Rourke – The Mosaic Co.>: So Adam, let me start with the first quarter. We were in fact operating at a rate of around 70% compared to a guidance of 80%, that was almost completely logistics-related, our inability to move product out to the market because of rail and the cold weather, was just about the whole cause of that, and of course what results from that is a lower operating rate, and of course a higher absorption of cost per tonne. So that pretty much covers what happened to us in the first quarter. In the second quarter, we certainly expect that rate to come up, as we now hear Chicago is cleared from a rail perspective. So, we expect that rate to go up to pretty much full rates and, as Rick’s saying, we’ll fill the – we’ll fill the pipeline for those sales that’ll come through the summer and what-not.

<A – Larry Stranghoener – The Mosaic Co.>: Joc, I would just add on the margin in the second quarter. I think it’s probably a product mix issue, as we’ll ship more internationally, where netbacks are lower. And so, while operations will be performing at a higher level, I think we’ll have some winds in our sails because of the product mix.

Operator: Our next question comes from the line of Ben Isaacson from Scotia Bank. Your line is open.

<Q – Ben Isaacson – Scotia Capital Markets>: Thank you. Hi, Jim. When I look at what you’ve done strategically over the past few years in Phosphate, which is I guess increased asset exposure offshore, a move towards value-added phosphate products like MES, and tightened up your Florida margins via the CF acquisition. And when I compare that to falling U.S. phosphate exports, are you preparing for a tougher U.S. export phosphate market over the next decade? Is it possible for the U.S. to get shut out by 2020? How do you see that developing?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Ben. Those are rapid fire questions. And I’m glad you’re asking about the Phosphate business that we’re quite excited about, very astute. Yes, we are building our phosphate muscles on the belief that this is a – we have a strong position in phosphate production, low end of the cost curve, and great assets in terms of 35 years to 40 years of proven and probable reserves ahead of us, and a nice- great location. No one better placed to serve the North American market than Mosaic, and, for that matter, the South American market. We’ve looked at the world; we do see new production coming on stream. China has been a real dynamo over the last decade, increasing production of phosphates, not of the same quality of phosphates that distinguishes Mosaic. But they’ve grown in going into some of the lower cost markets. And we’ve seen the Middle East grow their phosphate business, and we’ve chosen to be part of that with our Ma’aden investment. So as we look at the phosphate growth, we see supply growing at about the same rate that we see demand growing at. We think our home court advantage is principally the Western Hemisphere. And we are extremely well-equipped, with the assets we own and operate today, to serve both Latin America and North America. Our investment in the Ma’aden project is going to give us the capacity to better serve the Asian markets.

And finally, seeing that the commodity phosphate market has become somewhat more competitive, we have turned much more of our attention to our specialty products, MicroEssentials®, that we have just announced an expansion that’ll take us to nearly 4 million tonnes of production capacity. That’ll be up and operating, I think, it’s within 18 months or 24 months; Joc O’Rourke can correct me on that if I’m wrong. But MicroEssentials has been a home run for us, both in North America and international markets. So, yes, it’s more competitive, but Mosaic has become more of a competitive company, both with the specialty products and the geographic dispersion of our production capacity.

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Operator: Our next question comes from the line of Vincent Andrews from Morgan Stanley. Your line is open.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Hi. Thank you, and good morning everyone, particularly Jim. Could you talk a little bit about the Southeast Asian market, it seems like prices just aren’t finding footing there, and they seem to be stuck in the low $300 per tonne range, whereas the other spot markets have mean-reverted nicely following the Chinese settlement. What do you particularly think is going on there, and how do you see that playing out over the balance of the year?

<A – Jim Prokopanko – The Mosaic Co.>: Well good morning, Vincent. Good to hear from you. The Southeast Asian market has been sort of ground – six months ago, it was probably ground zero, where we saw prices come down or weaken, and since that time of about six months ago, and I’d say probably Malaysia was the epicenter of where we saw some low pricing, I think we’ve seen some recovery. Not think – we have seen recovery as markets have tightened up. Rick McLellan just came back from a trip to both India and China, and he can give you some first-hand commentary on what we’re seeing, as recently as two weeks ago.

<A – Rick McLellan – The Mosaic Co.>: Yeah, Vincent. We’re – if you look at the Southeast Asian market, we think that prices are being floated in that $340 per tonne to $350 per tonne range right now, and there is getting some legs underneath those. We still have to – it still has to play out about how well they’re accepted. The key piece to understand is, this is a true standard market, there is nothing – there’s no granular hedge to there. And so, if you look in the granular side in the markets, getting the improvement in Brazil, and probably in our North American markets, is going to come because of overall tightness of granular/coarse product. And the – there is an issue with finding homes for all the standard product. So that’s what created a portion of the impact in Malaysia. And the other piece, though, that’s quite positive, is the changes for Southeast Asia, which is really a major palm market, just the increase in the palm pricing year-over-year, it’s going to lead to demand. And China and India continue to be the other main markets for standard potash, and those markets are starting to move much better than they did last year.

Operator: Our next question comes from the line of Jeff Zekauskas from JPMorgan. Your line is open.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Morning. How would you compare global utilization rates in potash and phosphate now and over the next two to three years?

<A – Jim Prokopanko – The Mosaic Co.>: Oh, hi, Jeff. The question was, how do we compare phosphate utilization rates between now and the next five years? And potash?

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: On an industry-wide basis. Which is tighter, and how might the tightness change over the next two to three years?

<A – Jim Prokopanko – The Mosaic Co.>: The potash market, right now what we’re seeing over the next two to three years is a – seeing the results of multi-year potash expansion programs by most of the principal producers. So, we see the next three years, absent any external force – something happening to a mine of somebody, possible plant or mine closures – we see there being more supply than there is demand. It’s growing modestly in the 2%, 2.5% range, and is – it’s going to take a while for that to tighten up. So it could be just purely supply and demand, some tough sledding. However, I think people are really getting a dose of some healthy medicine, in terms of the kind of returns you get with efforts to try to build market share; there just isn’t a return in doing it. So I think we have to just watch what sellers’ behaviors will be over the next – the next six months and twelve months.

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In the case of phosphate, we see a tighter supply and demand balance. We haven’t seen the expansions that we’ve seen in potash, you’ve had some Middle-Eastern expansions. I think the – and they’re working hard to bring those online. But it’s difficult bringing a new phosphate plant online, and we just don’t see material new tonnage coming out of the Middle East. And in China, we think the expansion run that they’ve had over the last decade, seven years on phosphate, has pretty much come to an end, and they pulled in their horns on that. I’m going to just ask if Mike Rahm has anything to add to that. Mike?

<A – Mike Rahm – The Mosaic Co.>: No. I think that’s a good description, Jim. If you want to put some numbers to it, our 57.4 million tonnes of shipments this year compares to a capacity estimate in that 69 million tonne to 70 million tonne range. So we’re looking at utilization rates for Potash in the low 80% range, we think they’re going to stay in that range over the next several years. And I think the key question there is, if you compare those rates to the really tight period when we think the industry was running at 95%, how do you optimize production at those rates? And I think most of the players, potash players, are working hard to try to optimize operating rates when you need to run at 82% to 85% rather than 95%.

And as Jim said, in phosphate, we see a fairly stable situation at moderately higher rates over the next two to three years, as the demand outlook there is – continues to look very good. Our shipment forecast for this year is up about 2.3 million tonnes and every year, you get a couple million tonnes of additional demand that is going to sop up some of the additional capacity that comes on. And as Jim said, the key feature of our long-term phosphate outlook is the fact that we think the massive expansion program in China has come to an end. And as demand continues to grow, that growth is going to be met by new capacity coming from places like Saudi Arabia and Morocco.

<A – Jim Prokopanko – The Mosaic Co.>: And I’ll just add to that, Jeff. You look at the history, and I think we’ve had seven consecutive years of continued phosphate growth in world demand, and this is one that just keeps in the background, just keeps growing year-over-year. And that, again, just underpins our belief that the phosphate market is a very good market to have a position in.

<A – Mike Rahm – The Mosaic Co.>: And I think, going back to the previous question about the U.S. industry, we see the U.S. industry being a – continuing to be a very large, stable industry, playing a very steady role in the global market, where growth in demand will be met by some of the new entrants, or new capacity, coming from the Mid-East and North Africa.

Operator: Our next question comes from the line of Mark Connelly from CLSA. Your line is open.

<Q – Mark Connelly – CLSA Americas LLC>: Thank you. A couple of things. Jim, with respect to distribution in Brazil, I think it was around the time of the Cargill split, you said that you weren’t sure that distribution was necessarily at the top of your core competency list, which is why you were moving carefully. So as you ramp up in Brazil, do you now have the expertise you need, or do you still need to add people to take that business where you want to bring it? And then a second question, can you talk about how this new cost reduction program differs from the old operational excellence initiatives?

<A – Jim Prokopanko – The Mosaic Co.>: Yeah, good morning, Mark. A couple good questions. Distribution, I’m glad you bring that up. We’re quite proud of what has been accomplished in the last 12 months. Two things, we’ve – we had a program that I think we identified as about a $300 million greenfield expansion – green-brownfield expansion of our distribution into Brazil. And that’s been somewhat moderated, or it has been moderated, with the ADM expansion – or the ADM acquisition.

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Why Brazil, why are we so determined to expand our distribution? Well, you’ve seen what the history of increased imports into Brazil are; ag continues to grow in Brazil at probably one of the fastest growing rates in the world. We think that’s going to continue for some while. Brazil is a very challenging country to get product from an offshore position into the farmers’ hands. They’ve got challenging – they have issues with logistics, they don’t have a great rail system, they don’t have a Mississippi flowing through the country, and having access into the direct farm markets, or into the farming regions, is an important part of getting our product to the marketplace. Having port access, which is just terribly congested in Brazil; having our own facilities, having control of our own facilities, is important, and the expansions that we put in place, both our internal expansions and the ADM acquisition, will allow us to get product, and be assured of getting our product to the market. That’s number one. Number two, it is a hand-in-glove with our CF acquisition. We will be able to meet the increased demand that we are forecasting with CF tonnes.

And to the third point, do we have the talent in management to execute on that? The expansion and addition of ADM is going to – is going to challenge us. We’ve got a leadership team that’s been effective in the business that we have been operating at present. We know that we have some holes that we’ll have to fill and augment, and some new talent we have to bring in. We’ve got this deal with ADM closing in the end of this 2014 calendar year, and that gives us good time to plan for integration and ensuring that we have the right leadership team. I’ve got a background, as Rick McLellan does, in distribution and retail operations, and that has – we understand the task at hand, and we’ll execute on that.

The other question is the operational excellence program, how is that different than our current cost reduction program that we have in place? We’ve been continually focusing on the cost side of our business. This one is a right-sizing effort that – it has a different approach than we’ve had in the past. We’re looking at the next three-year and five-year forecasts, we’re right-sizing our business to what we think will be a stable operating rate, both Potash and Phosphate, and it’s – the 10 years since Mosaic was formed has allowed us to just better understand the business; that goes without saying. But also, we’ve established some tremendous functional support systems in place, we put a new ERP, customer relationship management program, new HR systems, we didn’t have these six years and seven years ago. We’ve got them in place, we’ve got them debugged, and we’ve got them operating, so we’re just much more effective at running our business and not spending as much time at putting new systems in and new processes in place. So I think we know where we can become more efficient. I think we’ve always been very effective, but now it’s all about efficiency gains and harvesting all of the investments we’ve made in better operating systems and better IT systems.

And third, we have some far better talent running the business; virtually every mine and chemical plant has a new leader in place over the last five years, and some real talent has risen to the top. So we will see these improvements hit the bottom line. And another difference is, we’ve been very specific about, and very detailed about, where the savings are going to come from. The business unit leaders have each – Potash, Phosphate functional leadership is all committed to very specific savings, and a timeline to achieve, that we might not have been so detailed and specific in the past. Good questions, Mark. We’ve got time for two more questions. Operator?

Operator: Our next question comes from the line of Jacob Bout from CIBC. Your line is open.

<Q – Jacob Bout – CIBC World Markets, Inc.>: Good morning. My question is on your U.S. Potash strategy, and if I remember – if we go back to your last Analyst Day, you talked about increasing market share, there has been talk about the strength of distribution. Just wondering what your thoughts are currently, especially if you think about the ramp-up of Vanscoy here that’s going to happen over the next 12 months to 18 months. And then maybe your thoughts on the sustainability of premium potash pricing in the U.S. going forward?

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<A – Jim Prokopanko – The Mosaic Co.>: Good to hear from you, Jacob. Seems like it’s been a while since we’ve chatted. The two questions you’re asking about, what we see – you asked about market share, that we had a plan to increase share in North America. I’m not so sure that it was a plan to increase share as to increase our returns and our profitability in North America. And that’s what drives us. Market share is, yes, and it’s an important number, but it doesn’t add to EPS by just having more market share if you can’t do that with a greater gross margin. So we’ve been – and I’m going to have Rick talk to that – we’ve had a good quarter. We’ve – our program of exclusive space and supply contracts and early placement of potash, at the fourth quarter and early in the first quarter, served us well this year. We’ve seen a nice increase in our uptake in sales of potash. I’m going to ask it now to – or turn it over to Rick to talk about just that, market shares, and then let him address the premium pricing in North America over international pricing.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Jacob, good to hear from you. As you – as we think about our programs into the North American market, our warehousing agreements are working just fine, and they’ve allowed us to position product, as we saw in the first quarter, ahead of demand, which is exactly the way we described it as we rolled it out, and that’s worked for both Phosphates and Potash. So we’re really quite comfortable with those agreements as they go forward, and it helps us make sure that our customers are properly served. I think the surprise that everyone had in distribution is the fact of how serious this winter’s impact was on the rail systems, and that’s yet to play itself out, but we feel very good about those warehousing agreements.

The second question is one that we look at, and on – the premium for prices versus international. I think that, as you think about it, North America was always the highest price market in the world; Europe has passed that now, and both have something in common. They are granular markets that have distribution businesses that don’t buy in vessel quantities, they buy in railcar and train quantities, sometimes truck. And so the issue that we see there is, there should be a premium in North America from a logistic standpoint, and because there’s imports coming to the Center Gulf, the price reflected in North America, when you back away the freight, netbacks to those international producers at a price that’s very much equal to delivered Brazil, and we’ve talked about that before, and it’s just – we just have to remind ourselves that the North American, the European markets, are true granular markets.

<A – Jim Prokopanko – The Mosaic Co.>: Thanks for that answer, Rick. And we have time for one last question.

Operator: Our last question comes from the line of Christopher Parkinson from Credit Suisse. Your line is open.

<Q> – Tom Ackerman – Credit Suisse>: Hi. Good morning. This is actually Tom filling in for Chris. So, looking at the phosphate market, based on what you see in a preliminary basis, would you have expected India to have been a little bit more active thus far? I understand they’ve picked up, but are you seeing any sort of acceleration?

<A – Rick McLellan – The Mosaic Co.>: Yeah, Tom. Just coming back from India that – about two weeks ago, I got a flavor for what was happening there. Right now, we’re seeing them stepping in to buy tonnes, and so the things that are driving that are, first, the government has put out and published the subsidy rules and pricing for P and K, and nitrogen. So that led to them stepping in. And secondly is that India will get served by tonnes coming from China and from the Middle East first.

And those contracts are going into place now. We expect India to import, through the year, between 5 million tonnes and 5.5 million tonnes of DAP. And we expect in this period from – from arrivals from July through November, which means shipments from June through October, that they will purchase 4 million tonnes. They’ve yet to step in to buy that amount of tonnes, and it’s because they’re becoming a spot market.

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The one real positive is that, last year, when we were in this period, we saw a weakening trend in the Rupee. And ahead of this year’s election, you got a Rupee that’s at 60 to the U.S. dollar, which is much stronger than it was last year which leads to – frankly, is going to be one of the drivers that leads to increased demand in India.

<A – Jim Prokopanko – The Mosaic Co.>: Rick, I’m just going to add one other item, and that’s what we’ve seen develop recently is, the Indians differentiating pricing based on quality. China has been a – with the growing we’ve said a couple times, have grown their phosphate market, and it’s a real grab-bag of quality. There’s some very good quality and there’s a lot of very poor quality, low nutrient – lower-than-normal nutrient contents, and poor granularity in the product. The Indians now are differentiating, and they’re calling out various tonnages that they’re looking for by quality. So, Mosaic being a high quality phosphate supplier, I think is leading us in a good position and giving us a competitive advantage. Well, with that – that’s going to conclude our call.

James T. Prokopanko, President, Chief Executive Officer

I’d like to reiterate our key themes for this morning. First, despite the external challenges, Mosaic continues to deliver solid results. And I’d just like to call out – here we are at a cyclical trough, we believe, and we are posting very strong operating cash flows of $627 million this quarter. And I think that’s up over last year, and it’s been about close to eight quarters since we posted that kind of number. Second, we’ve taken advantage of the downward part of the cycle to make great investments and financial progress in our strategy and in our balance sheet, from our joint venture in Saudi Arabia and acquisitions we’ve made in Florida and in Brazil, to major share repurchases, and our significant effort that’s now being applied to reducing costs, Mosaic really is making some strong moves and delivering on what we’ve said that we would do in the past.

And finally, our strategic and financial strength has Mosaic positioned to accelerate as the cycle turns upward. We’re achieving our vision to become the world’s leading crop nutrition company. And I’ll just make a strong point that we have our assets in some of the most stable, politically stable, economically stable, markets in the world – countries in the world. Canada and the U.S., rule of law, assured operations, reliable operations, that our customers are coming to appreciate in this day and age more and more.

With that, I’m going to thank you all for joining us this morning, and please have a great and safe day. Thank you very much.

Operator: This concludes today’s conference call. You may now disconnect.

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